CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of DCH Technology, Inc. on Form S-8 (File Nos. 33-95929 and 33-39262) of our report, dated February 6, 2001 on our audit of the consolidated financial statements of DCH Technology, Inc. as of December 31, 2000 and for the year then ended, included in this Annual Report on Form 10-KSB.


/s/ Moss Adams LLP

March 30, 2001
Los Angeles, California


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